As filed with the Securities and Exchange Commission on April 10, 2026

Registration No. 333-292930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AKARI THERAPEUTICS, PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	98-1034922
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

401 East Jackson St, Suite 3300

Tampa, FL 33602

(929) 274-7510

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abizer Gaslightwala

President and Chief Executive Officer

401 East Jackson St, Suite 3300

Tampa, FL 33602

(929) 274-7510

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq.

Win Rutherfurd, Esq.

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Tel: (212) 801-9200

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On January 23, 2026, the Registrant filed a registration statement on Form S-1 (File No. 333-292930) with the Securities and Exchange Commission (the “Registration Statement”).

This Post-Effective Amendment No. 1 to Form S-1 (the “Post-Effective Amendment”) is being filed to (i) update the contents of the prospectus contained in the Registration Statement pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, in respect of the continuous offering pursuant to Rule 415 of the securities registered hereby, (ii) incorporate by reference the Registrant’s reports filed by the Registrant pursuant to the Securities and Exchange Act of 1934, as amended, and (iii) as disclosed herein, this Post-Effective Amendment reflects the Ratio Change (as defined herein), which results in adjustments to the number of ADSs (as defined herein) presented throughout the Registration Statement.

No additional securities are being registered pursuant to this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED April 10, 2026

Akari Therapeutics, PLC

867,023 American Depositary Shares Representing 69,361,812,000 Ordinary Shares

This prospectus relates to the offer and sale, by the selling stockholders identified in this prospectus, or the selling stockholders, from time to time of up to 867,023 American Depositary Shares, or ADSs, each representing 80,000 ordinary shares, $0.000000005 nominal value per share, or the Ordinary Shares, consisting of: (i) 315,187 ADSs representing 25,214,974,000 Ordinary Shares issuable upon the exercise of unregistered Series G Warrants issued in a concurrent private placement conducted together with a registered direct offering in December 2025, or the Registered Direct Offering, (ii) 64,092 ADSs representing 5,127,426,000 Ordinary Shares issuable upon exercise of unregistered pre-funded warrants, or the Pre-Funded Warrants, issued in a concurrent private placement, or the Private Placement and together with the Registered Direct Offering, the December 2025 Offerings, (iii) 237,568 ADSs representing 19,005,406,000 Ordinary Shares issuable upon exercise of Pre-Funded Warrants issued in a privately negotiated note cancellation and exchange, or the Exchange, (iv) 237,568 ADSs representing 19,005,406,000 Ordinary Shares issuable upon exercise of unregistered note exchange warrants, or the Note Exchange Warrants, issued in the Exchange, and (v) 12,608 ADSs representing 1,008,600,000 Ordinary Shares issuable upon exercise of placement agent warrants issued in connection with the Offerings, or the Placement Agent Warrants, and collectively with the foregoing Series G Warrants, Pre-Funded Warrants and Note Exchange Warrants, the Warrants.

We are not selling any ADSs being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the selling stockholders. All net proceeds from the sale of the ADSs covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from any exercise of Warrants if the holders do not exercise the Warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders may sell or otherwise dispose of the ADSs representing Ordinary Shares described in this prospectus in different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or otherwise dispose of ADSs representing Ordinary Shares being registered pursuant to the registration statement of which this prospectus forms a part.

We will pay the expenses of registering the offer and sale of the ADSs representing Ordinary Shares under the Securities Act of 1933, as amended, or the Securities Act, to which this prospectus relates by the selling stockholders, including legal and accounting fees. See “Plan of Distribution.”

Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.” On April 9, 2026, the closing price of our ADSs was $3.92.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2026.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC under the Securities Act. Under this prospectus, the selling stockholders may, from time to time, sell the ADSs representing Ordinary Shares described in this prospectus in one or more transactions, as described herein. This prospectus provides you with a general description of the securities offered by the selling stockholders. We may also file a prospectus supplement to the registration statement of which this prospectus forms a part that may contain material information relating to this offering. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or in any document incorporated by reference in this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus, any prospectus supplement and the registration statement. Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Offers to sell, and solicitations of offers to buy, our ADSs representing Ordinary Shares are being made only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States: Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

The registration statement includes exhibits that provide more detail of the matters discussed in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All summaries are qualified in their entirety by the actual documents. Copies of certain documents referred to herein have been filed, will be filed or are incorporated by reference as exhibits to the registration statement. You should read this prospectus, the documents incorporated by reference herein, the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference,” before making your investment decision.

Unless the context otherwise requires, all references in this prospectus to the “Company,” “Akari,” “we,” “our,” “ours,” and “us” refer to Akari Therapeutics, Plc.

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PROSPECTUS SUMMARY

Company Overview

We are an oncology company developing next-generation antibody-drug conjugates, or ADCs, designed around novel proprietary cancer-killing toxins, or payloads. We believe these novel payloads may have the potential to transform the efficacy and safety outcomes of ADCs as cancer therapies beyond options that are currently available or in development.

ADCs are a class of cancer therapies that combine the precision targeting of antibodies with payload toxins that attack cancer cells. To date, innovation in the field of ADC therapies has focused primarily on the development of novel antibodies linked to existing classes of payload toxins. For example, there is a range of approved ADCs with antibodies that target the Her2, Trop2, CD19, CD22, CD30, Nectin-4, Tissue Factor, and Folate Receptor alpha antibodies. But there is a surprising lack of diversity in the payload toxins to which those antibodies are linked, as all of these marketed products, and more than 90% of ADCs in late-stage clinical development of which we are aware, utilize payloads from just two standard classes: (1) microtubule inhibitors or (2) DNA-damaging agents such as topoisomerase I inhibitors.

Our differentiated ADC discovery and development platform, or our ADC Platform, enables us to generate a range of ADC product candidates that pair our novel payloads with biologically validated antibody targets prevalent in cancer tumors. Our lead payload, PH1, has demonstrated multiple modes of action in preclinical studies, including direct cytotoxicity and activation of the immune system through neoantigen formation. We believe that our focus on the development of ADCs that utilize our novel payloads may allow us to develop ADCs with benefits that include:

●	more effective cancer-killing properties, or cytotoxicity;

●	generation of greater numbers of neoepitopes than currently available ADCs, leading to activation of both B-cells and T-cells in the tumor microenvironment to generate an immune response that has the potential to continue to kill cancer cells in the tumor microenvironment and throughout the body;

●	ability to be used in combination with checkpoint inhibitors to potentially deliver synergistic efficacy results (more than additive);

●	sustained duration of response of tumor regression or elimination;

●	reduced tumor resistance; and

●	improved safety and tolerability relative to ADCs that are currently available.

Our lead product candidate is AKTX-101, a preclinical stage Trop2-targeting ADC that combines PH1 with a proprietary antibody and linker construct designed to deliver the payload directly to tumor cells with minimal off-target effects. Trop-2 is expressed in a broad range of solid tumors, including lung, breast, bladder, gastric and pancreatic cancers. We are advancing AKTX-101 through IND-enabling studies with the goal of initiating a first-in-human Phase 1 clinical trial by late 2026 or early 2027. In addition, we have expanded our PH1-based pipeline with AKTX-102, a CEACAM5-directed ADC program that combines a novel CEACAM5-targeting antibody construct with PH1, reflecting the scope of our research capabilities, and the potential of our PH1 payload to be designed into novel ADC candidates. and ADC design capabilities while we prioritize resources on the lead program.

Our activities since inception have consisted of performing research and development activities and raising capital.

We do not have any products available for commercial sale, and we have not generated any product revenue from our portfolio of product candidates or other sources. Our ability to generate revenue sufficient to achieve profitability, if ever, will depend on the successful development and eventual commercialization of our potential therapies, which we expect, if it ever occurs, will take a number of years. The research and development efforts require significant amounts of additional capital and adequate personnel infrastructure. There can be no assurance that our research and development activities will be successfully completed, or that our potential therapies will be commercially viable.

Recent Developments

Ratio Change

On March 31, 2026, we effected a change in the ratio of our ADSs to our Ordinary Shares, or the Ratio Change, adjusting the ratio from one (1) ADS representing two thousand (2,000) Ordinary Shares to one (1) ADS representing eighty thousand (80,000) Ordinary Shares. The Ratio Change resulted in a one-for-forty (1-for-40) reverse split of our issued and outstanding ADSs and had no effect on our Ordinary Shares.

Corporate Information

We were originally established as a private limited company under the laws of England and Wales on October 7, 2004, under the name Freshname No. 333 Limited. On January 19, 2005, we changed our name to Morria Biopharmaceuticals Limited and on February 3, 2005, we completed a reverse merger with Morria Biopharmaceuticals Inc., or Morria, a Delaware corporation, in which Morria became our wholly owned subsidiary and we re-registered as a non-traded public limited company under the laws of England and Wales. On March 22, 2011, we incorporated an Israeli subsidiary, Morria Biopharma Ltd. On June 25, 2013, we changed our name to Celsus Therapeutics Plc and on October 13, 2013, Morria was renamed Celsus Therapeutics Inc. On September 18, 2015, we completed an acquisition of all of the capital stock of Volution Immuno Pharmaceuticals SA, or Volution, a private Swiss company, from RPC Pharma Limited, or RPC, Volution’s sole shareholder, in exchange for our Ordinary Shares, in accordance with the terms of a Share Exchange Agreement, dated as of July 10, 2015. In connection with the acquisition, our name was changed to Akari Therapeutics, Plc. As such, our affairs are governed by our Articles of Association and the English law.

Our principal office is located at 401 East Jackson Street, Suite 3300, Tampa, FL 33602, and our telephone number is (929) 274-7510. Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

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The Offering

Ordinary Shares Offered by Selling Stockholders	Up to 867,023 ADSs (representing 69,361,812,000 Ordinary Shares) consisting of: (i) 315,187 ADSs representing 25,214,974,000 Ordinary Shares issuable upon the exercise of Series G Warrants, (ii) 64,092 ADSs representing 5,127,426,000 Ordinary Shares issuable upon exercise of Pre-Funded Warrants, issued in the Private Placement, (iii) 237,568 ADSs representing 19,005,406,000 Ordinary Shares issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange, (iv) 237,568 ADSs representing 19,005,406,000 Ordinary Shares issuable upon exercise of Note Exchange Warrants, and (v) 12,608 ADSs representing 1,008,600,000 Ordinary Shares issuable upon exercise of Placement Agent Warrants. The selling stockholders are identified in the table commencing on page 10 in “Selling Stockholders.”

Ordinary Shares Outstanding Prior to this Offering	90,536,879,533 ordinary shares represented by 1,131,656 ADSs and 4,349,533 ordinary shares that are not represented by ADSs.

Use of Proceeds

We are not selling any ADSs representing Ordinary Shares being offered by this prospectus and will not receive any of the proceeds from the sale of such ADSs by the selling stockholders. However, we may receive up to $8.9 million of proceeds from any exercise of warrants if the selling stockholders do not exercise the warrants on a cashless basis, if and when exercised. See “Use of Proceeds.”

Market for Our ADSs	Our ADSs are listed on the Nasdaq Capital Market under the symbol “AKTX.”

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors,” commencing on page 5 of this prospectus, as well as all other information contained in this prospectus.

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The number of Ordinary Shares outstanding is based on 1,131,656 ADSs (representing 90,532,530,000 Ordinary Shares) and 4,349,533 Ordinary Shares that are not represented by ADSs, totaling 90,536,879,533 Ordinary Shares outstanding as of December 31, 2025, after giving effect to the Ratio Change, and excludes:

●	170,317 ADSs (representing 13,610,984,000 Ordinary Shares) issuable upon the exercise of stock options outstanding as December 31, 2025, at a weighted-average exercise price of $109.52 per ADS;

●	1,622 ADSs (representing 129,792,000 Ordinary Shares) issuable upon the vesting and issuance of restricted stock units outstanding as December 31, 2025;

●	344,120 ADSs (representing 27,529,606,000 Ordinary Shares) issuable upon the exercise of pre-funded warrants outstanding as of December 31, 2025;

●	1,332,851 ADSs (representing 106,628,158,000 Ordinary Shares) issuable upon the exercise of warrants outstanding as of December 31, 2025, at a weighted-average exercise price of $92.44 per ADS;

●	113,559 ADSs (representing 9,084,764,210 Ordinary Shares) reserved for future issuance under our 2023 Equity Incentive Plan; and

●	22,901 ADSs (representing 1,832,118,000 Ordinary Shares) issuable upon the conversion of outstanding convertible notes.

Except as otherwise indicated, the information in this prospectus assumes or gives effect to:

●	the Ratio Change;
●	no exercise of the outstanding options, warrants, convertible notes or any issuance of shares under outstanding restricted stock units, in each case as described above; and
●	no exercise of the Warrants issued in connection with the Offerings described in this prospectus.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the risks below and the risk and uncertainties described under the heading “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is incorporated by reference in this prospectus, including our audited consolidated financial statements and the related notes, as updated by our subsequent quarterly reports on Form 10-Q and other reports and documents that are incorporated by reference into this prospectus, before you decide whether to purchase our securities. If any of such risks actually occur, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our ADSs could decline and you could lose all or part of your investment in our ADSs.

Risks Related to this Offering

A substantial number of ADSs may be sold in this offering, which could cause the price of our ADSs to decline.

We are registering for resale 867,023 ADSs representing 69,361,812,000 Ordinary Shares issuable upon the exercise of Warrants held by the Selling Stockholders. This sale and any future sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the price of the ADSs on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those ADSs or the availability of those ADSs for sale will have on the market price of the ADSs.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	We have a history of operating losses and cannot give assurance of future revenues or operating profits;

●	We will require substantial additional capital to fund our operations, and if we are unable to obtain such capital, we will be unable to successfully develop and commercialize any product candidates;

●	We have identified material weaknesses in our internal control over financial reporting;

●	We have not initiated clinical studies for any of the programs in our active pipeline or entered into any strategic partnerships regarding the continued development of our legacy pipeline assets. As a result, it may be years before we commercialize a product candidate, if ever;

●	If preclinical studies or clinical trials of our product candidates are prolonged or delayed, we may be unable to obtain required regulatory approvals, and therefore be unable to commercialize our product candidates or any of our future product candidates on a timely basis or at all;

●	We may encounter substantial delays in the commencement, enrollment or completion of clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities, which could prevent us from commercializing any product candidates we determine to develop on a timely basis, if at all;

●	Serious adverse events, undesirable side effects, or other unexpected properties of our product candidates may be identified during development or after approval, which could lead to the discontinuation of our development programs, refusal by regulatory authorities to approve our product candidates, or, if discovered following marketing approval, revocation of marketing authorizations or limitations on the use of our product candidates, any of which would limit the commercial potential of such product candidates;

●	Our proprietary ADC platform is based on novel technologies that are unproven and may not result in approvable or marketable products, which exposes us to unforeseen risks and makes it difficult for us to predict the time and cost of product development and potential for regulatory approval, and we may not be successful in our efforts to expand our development portfolio of product candidates;

●	Interim, initial, or preliminary results from our preclinical testing or clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to additional audit, validation, and verification procedures that could result in material changes in the final data;

●	We or a future strategic partner may choose to, or may be required to, suspend, repeat, or terminate clinical trials of our assets if they are not conducted in accordance with regulatory requirements, the results are negative or inconclusive, or the trials are not well designed;

●	Our employees, independent contractors, principal investigators, contract research organizations, consultants, vendors, and collaboration partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards;

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●	Our industry is highly competitive, and our product candidates may become obsolete;

●	If we are unable to establish sales, marketing, and distribution capabilities on our own or through collaborations with partners, we may not be successful in commercializing any approved drugs;

●	Even if any of our current or future product candidates receive marketing approval, such product candidates may fail to achieve market acceptance by physicians, patients, third-party payors, or others in the medical community necessary for commercial success, in which case we may not generate significant revenues or become profitable;

●	Even if we are able to commercialize any product candidate, the third-party payor coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidates could limit our ability to market those products and decrease our ability to generate revenue;

●	Our future growth may depend, in part, on our ability to commercialize products in foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties;

●	EU drug marketing and reimbursement regulations may materially affect our ability to market and receive coverage for our products in the EU Member States;

●	Our success depends in part on our ability to protect our intellectual property and proprietary technologies;

●	We rely on third parties to conduct, supervise, and monitor our preclinical studies and clinical trials, and to manufacture our product candidates, and if those third parties perform in an unsatisfactory manner it may harm our business;

●	We are currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability. Our business, financial condition, and results of operations could be materially adversely affected by any negative impact on the global economy and capital markets resulting from geopolitical tensions or high inflation;

●	Our business is subject to risks associated with conducting business internationally;

●	Insiders own a significant amount of our outstanding shares, which could delay or prevent a change in corporate control or result in the entrenchment of management and/or our board of directors;

●	Future sales and issuances of our Ordinary Shares or ADSs, or rights to purchase Ordinary Shares or ADSs pursuant to our equity incentive plans, could result in additional dilution;

●	We have in the past, and may in the future, fail to meet the requirements for continued listing on Nasdaq, causing our ADSs to be delisted; and

●	The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond our control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this prospectus should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by ADSs by the selling stockholders. All net proceeds from the sale of the Ordinary Shares represented by ADSs covered by this prospectus will go to the selling stockholders. We expect that the selling stockholders will sell their Ordinary Shares represented by ADSs as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants to the extent that these warrants are exercised for cash by the selling stockholders. The Warrants, however, are exercisable on a cashless basis (which could only occur if following the date that is six months following the original issuance date of the warrant, at the time of exercise hereof, there is no effective registration statement registering with a current prospectus available for the resale of the Ordinary Shares represented by ADSs underlying the warrants held by the selling stockholders). If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $8.9 million. We intend to use the net proceeds of such Warrant exercise, if any, for working capital and general corporate purposes.

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DIVIDENDS AND DIVIDEND POLICY

Since our inception, we have not declared or paid any dividends on our Ordinary Shares. We intend to retain any earnings for use in our business and do not currently intend to pay dividends on our Ordinary Shares. The declaration and payment of any future dividends will be at the discretion of our board of directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by our indebtedness, any future debt agreements or applicable laws and other factors that our board of directors may deem relevant.

See “Description of American Depositary Shares—Dividends and Other Distributions” in this prospectus for more information.

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SELLING STOCKHOLDERS

The Ordinary Shares represented by ADSs being offered by the selling stockholders are those Ordinary Shares represented by ADSs issuable upon exercise of the Warrants issued in connection with the Offering and the Exchange. We are registering the Ordinary Shares represented by ADSs in order to permit the selling stockholders to offer the Ordinary Shares represented by ADSs for resale from time to time. Other than with respect to (i) Abizer Gaslightwala, who currently serves as our President and Chief Executive Officer and as a director; (ii) Hoyoung Huh, M.D., Ph.D., who currently serves as chairman of our board of directors; (iii) Kameel Farag who currently serves as the Interim Chief Financial Officer; and (iv) Dr. Samir R. Patel, Dr. Ray Prudo, Robert Bazemore, James Neal, and Sandip Patel who each currently serve as a director on our board of directors, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the Ordinary Shares represented by ADSs by each of the selling stockholders. The second column lists the number of Ordinary Shares represented by ADSs beneficially owned by each selling stockholder, based on its ownership of Ordinary Shares represented by ADSs and warrants to purchase Ordinary Shares represented by ADSs, as of January 22, 2026, assuming the exercise of the warrants held by the selling stockholders on that date, without regard to any other limitations on conversions or exercises. The third column lists the maximum number of Ordinary Shares represented by ADSs being offered in this prospectus by the selling stockholders, without regard to any limitations on conversions or exercises. The fourth and fifth columns list the amount and percentage of Ordinary Shares represented by ADSs owned after the Offering and the Exchange, assuming all of the Ordinary Shares represented by ADSs to be registered by the registration statement of which this prospectus is a part are sold in this offering, without regard to any limitations on conversions or exercises, and assuming that the selling stockholders do not acquire additional Ordinary Shares represented by ADSs after the date of this prospectus and prior to completion of this offering. The percentages of Ordinary Shares represented by ADSs owned after the Offering are based on 91,567,009,533 Ordinary Shares outstanding as of January 22, 2026. The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders.

Under the terms of the Warrants, a selling stockholder may not exercise such Warrants to the extent such exercise would cause such selling stockholders, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99% (depending on the individual shareholder) of our then outstanding share capital following such exercise. The number of Ordinary Shares represented by ADSs in the third column does not reflect these limitations.

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

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	Number of Ordinary Shares Owned Prior to	Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Owned After Offering
Name of Selling Stockholder	Offering(1)	Prospectus(2)	Number(3)	Percent
Matthew Joseph Nachtrab Revocable Trust DTD 12/18/2014(4)	26,611,406,000	13,906,770,000	26,611,406,000	21.3%
Hoyoung Huh(5)	13,285,532,000	14,847,804,000	13,285,532,000	12.1%
Armistice Capital LLC(6)	10,787,122,000	6,695,852,000	10,787,122,000	10.4%
Pranabio Investments LLC(7)	9,917,928,000	3,402,620,000	9,917,928,000	10.0%
Raymond Prudo-Chlebosz(8)	9,714,196,300	4,021,276,000	9,714,196,300	9.8%
3I, LP(9)	6,672,000,000	2,575,328,000	6,672,000,000	6.7%
Thomas Mollick(10)	5,591,804,000	7,468,450,000	5,591,804,000	5.4%
Nomis Bay Ltd.(11)	1,596,702,000	1,596,702,000	1,596,702,000	1.7%
Warberg WF XIII LP(12)	1,436,080,000	257,532,000	1,436,080,000	1.6%
Warberg WF XII LP(13)	1,436,080,000	257,532,000	1,436,080,000	1.6%
BJI Financial Group(14)	1,287,664,000	1,287,664,000	1,287,664,000	1.4%
Alumni Capital LP(15)	1,287,664,000	1,287,664,000	1,287,664,000	1.4%
Sandip Patel(16)	1,171,566,000	1,608,504,000	1,171,566,000	1.3%
Abizer Gaslightwala(17)	1,132,860,000	4,330,604,000	1,132,860,000	1.2%
BPY Limited(18)	978,624,000	978,624,000	978,624,000	1.1%
Red Hook Fund LP(19)	515,064,000	515,064,000	515,064,000	*
Robert Bazemore(20)	267,852,000	618,652,000	267,852,000	*
Nicholas Stergis**(21)	110,624,000	409,996,000	110,624,000	*
Ladenburg Thalmann & Co. Inc. (22)	100,000,000	403,440,000	100,000,000	*
James Neal(23)	78,570,000	22,264,000	78,570,000	*
David Coherd**(24)	22,500,000	90,774,000	22,500,000	*
Andrew Moorefield**(25)	11,250,000	45,388,000	11,250,000	*
Dan Daley**(26)	5,626,000	22,694,000	5,626,000	*
Red Star Capital Partners, LLC(27)	-	1,802,728,000	-	-
Intracoastal Capital LLC(28)	-	772,598,000	-	-
Kameel Farag(29)	-	98,980,000	-	-
Daniel Franzese**(30)	-	22,692,000	-	-
Mohamed Zunair**(31)	-	13,616,000	-	-

*	Denotes less than 1%

**	Referenced person is affiliated with Ladenburg Thalmann & Co. Inc., or Ladenburg. Ladenburg is a registered broker-dealer and acted as the placement agent in the December 2025 Offerings. The address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(1)	The Ordinary Shares represented by ADSs set forth in this column excludes the Ordinary Shares represented by ADSs underlying the Warrants issued in connection with the December 2025 Offerings and the Note Exchange Agreements, which are registered under the registration statement of which this prospectus is a part.

(2)	The number of Ordinary Shares represented by ADSs being offered that are issuable upon the exercise of the Warrants issued in connection with the December 2025 Offering and Note Exchange Agreements described elsewhere in this prospectus.

(3)	Assumes that all Ordinary Shares represented by ADSs underlying the Warrants being registered under the registration statement of which this prospectus is a part are resold to third parties.

(4)	Includes (i) 3,347,342,000 Ordinary Shares represented by 41,841 ADSs issued prior to November 2024, (ii) 2,122,014,000 Ordinary Shares represented by 26,525 ADSs issuable upon the exercise of warrants issued prior to November 2024, (iii) 1,176,470,000 Ordinary Shares represented by 14,705 ADSs issuable upon the exercise of warrants granted in November 2024, (iv) 1,176,470,000 Ordinary Shares represented by 14,705 ADSs acquired in November 2024, (v) 15,984,986,000 Ordinary Shares represented by 199,812 ADSs issuable upon the exercise of warrants granted in March 2025, (vi) 1,773,994,000 Ordinary Shares represented by 22,174 ADSs acquired in March 2025, (vii) 1,030,130,000 Ordinary Shares represented by 12,876 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (viii) 1,030,130,000 Ordinary Shares represented by 12,876 ADSs issued in the December 2025 Offering, (ix) 6,438,320,000 Ordinary Shares represented by 80,479 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (x) 6,438,320,000 Ordinary Shares represented by 80,479 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025. All warrants held by Matthew Joseph Nachtrab Revocable Trust dtd 12/18/14 are subject to a 9.99% beneficial ownership limitation. The address for the Matthew Joseph Nachtrab Revocable Trust dtd 12/18/14 is 116 Adalia Avenue, Tampa, Florida 33606.

(5)	Includes (i) 7,824,908,000 Ordinary Shares represented by 97,811 ADSs held prior to November 2024, (ii) 103,482,000 Ordinary Shares represented by 1,293 ADSs issuable upon the exercise of warrants held prior to November 2024, (iii) 3,571,428,000 ordinary shares represented by 44,642 ADSs issuable upon the exercise of warrants granted in March 2025, (iv) 1,785,714,000 ordinary shares represented by 22,321 ADSs acquired in March 2025, (v) 1,237,316,000 Ordinary Shares represented by 15,466 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (vi) 1,237,316,000 Ordinary Shares represented by 15,466 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (vii) 6,186,586,000 Ordinary Shares represented by 77,332 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (viii) 6,186,586,000 Ordinary Shares represented by 77,332 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025.

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(6)	Includes (i) 5,316,532,000 Ordinary Shares represented by 66,456 ADSs, (ii) 470,590,000 Ordinary Shares represented by 5,882 ADSs issuable upon exercise of Series B Warrants issued in September 2022, (iii) 2,500,000,000 Ordinary Shares represented by 31,250 ADSs issuable upon exercise of Series E Warrants issued in October 2025, (iv) 2,500,000,000 Ordinary Shares represented by 31,250 ADSs issuable upon exercise of Series F Warrants issued in October 2025, and (v) 6,695,852,000 Ordinary Shares represented by 83,698 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(7)	Includes (i) 4,830,224,000 Ordinary Shares represented by 60,377 ADSs held prior to November 2024, (ii) 1,811,632,000 Ordinary Shares represented by 22,645 ADSs issuable upon the exercise of warrants and pre-funded warrants held prior to November 2024, (iii) 419,286,000 Ordinary Shares represented by 5,241 ADSs issuable upon the exercise of warrants granted in November 2024, (iv) 419,286,000 Ordinary Shares represented by 5,241 ADSs acquired in November 2024, (v) 1,625,000,000 Ordinary Shares represented by 20,312 ADSs issuable upon the exercise of warrants granted in March 2025, (vi) 812,500,000 Ordinary Shares represented by 10,156 ADSs acquired in March 2025, (vii) 1,237,316,000 Ordinary Shares represented by 15,466 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (viii) 1,237,316,000 Ordinary Shares represented by 15,466 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (ix) 463,994,000 Ordinary Shares represented by 5,799 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (x) 463,994,000 Ordinary Shares represented by 5,799 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025. Voting and investment decisions with respect to such shares held by PranaBio Investments LLC are controlled by Dr. Patel. All warrants held by PranaBio Investments LLC are subject to a 9.99% beneficial ownership limitation. The address for PranaBio Investments LLC is 1701 Chicon St, Austin, TX 78745.

(8)	Includes (i) 4,497,314,800 ordinary shares represented by 56,216 ADSs issued prior to November 2024, (ii) 1,505,801,500 ordinary shares represented by 18,822 ADSs issuable upon the exercise of warrants issued prior to November 2024, (iii) 419,286,000 ordinary shares represented by 5,241 ADSs issuable upon the exercise of warrants granted in November 2024, (iv) 419,286,000 ordinary shares represented by 5,241 ADSs acquired in November 2024, (v) 193,940,000 ordinary shares represented by 2,424 acquired in connection with the conversion of the outstanding balance of certain promissory note in May 2024, (vi) 1,785,712,000 ordinary shares represented by 22,321 ADSs issuable upon the exercise of warrants granted in March 2025, (vii) 892,856,000 ordinary shares represented by 11,160 ADSs acquired in March 2025, (viii) 1,237,316,000 Ordinary Shares represented by 15,466 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (ix) 1,237,316,000 Ordinary Shares represented by 15,466 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (x) 773,322,000 Ordinary Shares represented by 9,666 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (xi) 773,322,000 Ordinary Shares represented by 9,666 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025. The shares are held by Dr. Prudo, either in his individual capacity or as sole manager and member of RPC Pharma Limited, a Maltese corporation, or RPC, and Praxis Trustees Limited As trustee of the Sonic Healthcare Holding Company, or Praxis, respectively. All Warrants held by these holders are subject to a 9.99% beneficial ownership limitation. Voting and investment decisions with respect to such shares are controlled by Dr. Prudo. Dr. Prudo disclaims beneficial ownership of the warrants and securities issuable upon exercise of the warrants.

(9)	Includes (i) 1,663,072,000 Ordinary Shares represented by 20,788 ADSs, (ii) 8,928,000 Ordinary Shares represented by 111 ADSs issuable upon exercise of warrants issued in January 2022, (iii) 2,500,000,000 Ordinary Shares represented by 31,250 ADSs issuable upon exercise of Series E Warrants issued in October 2025, (iv) 2,500,000,000 Ordinary Shares represented by 31,250 issuable upon exercise of Series F Warrants issued in October 2025, and (v) 2,575,328,000 Ordinary Shares represented by 32,191 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering. 3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and investment discretion over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(10)	Includes (i) 4,561,674,000 Ordinary Shares represented by 57,020 ADSs held prior to December 2025, (ii) 1,030,130,000 Ordinary Shares represented by 12,876 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (iii) 1,030,130,000 Ordinary Shares represented by 12,876 ADSs issued in the December 2025 Offering, (iv) 3,219,160,000 Ordinary Shares represented by 40,239 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (v) 3,219,160,000 Ordinary Shares represented by 40,239 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025.

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(11)	Includes 1,596,702,000 Ordinary Shares represented by 19,958 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering.

(12)	Includes (i) 186,080,000 Ordinary Shares represented by 2,326 ADSs, (ii) 625,000,000 Ordinary Shares represented by 7,812 ADSs issuable upon exercise of warrants issued in October 2025, (iii) 625,000,000 Ordinary Shares represented by 7,812 ADSs issuable upon exercise of warrants issued in October 2025, and (iv) 257,532,000 Ordinary Shares represented by 3,219 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering. Warberg Asset Management LLC serves as investment manager to each of Warberg WF XII LP and Warberg WF XIII LP. Daniel Warsh is the managing member of Warberg Asset Management LLC. In such roles, each of Warberg Asset Management LLC and Mr. Warsh may be deemed to beneficially own the securities owned by each of Warberg WF XII LP and Warberg WF XIII LP. The business address of each of Mr. Warsh, Warberg Asset Management LLC, Warberg WF XII LP and Warberg WF XIII LP is 716 Oak Street, Winnetka, IL 60093.

(13)	Includes (i) 186,080,000 Ordinary Shares represented by 2,362 ADSs, (ii) 625,000,000 Ordinary Shares represented by 7,812 ADSs issuable upon exercise of Series E Warrants issued in October 2025, (iii) 625,000,000 Ordinary Shares represented by 7,812 ADSs issuable upon exercise of Series F Warrants issued in October 2025, and (iv) 257,532,000 Ordinary Shares represented by 3,219 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering. Warberg Asset Management LLC serves as investment manager to each of Warberg WF XII LP and Warberg WF XIII LP. Daniel Warsh is the managing member of Warberg Asset Management LLC. In such roles, each of Warberg Asset Management LLC and Mr. Warsh may be deemed to beneficially own the securities owned by each of Warberg WF XII LP and Warberg WF XIII LP. The business address of each of Mr. Warsh, Warberg Asset Management LLC, Warberg WF XII LP and Warberg WF XIII LP is 716 Oak Street, Winnetka, IL 60093.

(14)	Includes (i) 1,287,664,000 Ordinary Shares represented by 16,095 ADSs issued in the December 2025 Offering, and (ii) 1,287,664,000 Ordinary Shares represented by 16,095 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering.

(15)	Includes (i) 1,287,664,000 Ordinary Shares represented by 16,095 ADSs issued in the December 2025 Offering, and (ii) 1,287,664,000 Ordinary Shares represented by 16,095 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering.

(16)	Includes (i) 903,714,000 ordinary shares represented by 11,296 ADSs held prior to November 2024, (ii) 178,568,000 ordinary shares represented by 2,232 ADSs issuable upon the exercise of warrants granted in March 2025, (iii) 89,284,000 ordinary shares represented by 1,116 ADSs acquired in March 2025, (iv) 494,924,000 Ordinary Shares represented by 6,186 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (v) 494,924,000 Ordinary Shares represented by 6,186 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (vi) 309,328,000 Ordinary Shares represented by 3,866 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (vii) 309,328,000 Ordinary Shares represented by 3,866 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025.

(17)	Includes (i) 329,292,000 Ordinary Shares represented by 4,116 ADSs, (ii) 535,712,000 Ordinary Shares represented by 6,696 ADSs issuable upon the exercise of warrants granted in March 2025, (iii) 267,856,000 ordinary shares represented by 3,348 ADSs acquired in March 2025, (iv) 618,656,000 Ordinary Shares represented by 7,733 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (v) 618,656,000 Ordinary Shares represented by 7,733 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (vi) 1,546,646,000 Ordinary Shares represented by 19,333 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (vii) 1,546,646,000 Ordinary Shares represented by 19,333 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025.

13

(18)	Includes 978,624,000 Ordinary Shares represented by 12,232 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering.

(19)	Includes (i) 515,064,000 Ordinary Shares represented by 6,438 ADSs issued in the December 2025 Offering, and (ii) 515,064,000 Ordinary Shares represented by 6,438 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering. The securities are held by Red Hook Fund LP, or the Red Hook Fund. Red Hook Asset Management LLC, or the Investment Manager, a Delaware limited liability company, is the investment advisor to the Red Hook Fund and Red Hook Fund GP LLC, or the General Partner, is the general partner of the Red Hook Fund. Mathew Lazarus and Jeff Lopatin are the managing members of the Investment Manager and the General Partner, and may each be deemed to beneficially own the shares beneficially owned by the Red Hook Fund LP. Mathew Lazarus and Jeff Lopatin each disclaims beneficial ownership of securities beneficially owned by the Red Hook Fund LP. The principal business address of the Red Hook Fund LP is 44 Ball Road, Mountain Lakes, NJ 07046.

(20)	Includes (i) 178,568,000 ordinary shares represented by 2,232 ADSs issuable upon the exercise of warrants granted in March 2025, (ii) 89,284,000 ordinary shares represented by 1,116 ADSs acquired in March 2025, (iii) 247,462,000 Ordinary Shares represented by 3,093 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (iv) 247,462,000 Ordinary Shares represented by 3,093 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (v) 61,864,000 Ordinary Shares represented by 773 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (vi) 61,864,000 Ordinary Shares represented by 773 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025.

(21)	Includes (i) 110,624,000 Ordinary Shares represented by 1,382 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025, and (ii) 409,996,000 Ordinary Shares represented by 5,124 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025.

(22)	Includes (i) 100,000,000 Ordinary Shares represented by 1,250 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025, and (ii) 403,440,000 Ordinary Shares represented by 5,043 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025. The selling shareholder is a registered broker-dealer and acted as the placement agent in the October 2025 Financing. The address of Ladenburg is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

(23)	Includes (i) 32,216,000 Ordinary Shares represented by 402 ADSs held prior to November 2024, (ii) 19,570,000 Ordinary Shares represented by 244 ADSs issuable upon the exercise of warrants held prior to November 2024, (iii) 17,856,000 ordinary shares represented by 223 ADSs issuable upon the exercise of warrants granted in March 2025, (iv) 8,928,000 ordinary shares represented by 111 ADSs acquired in March 2025, (v) 4,946,000 Ordinary Shares represented by 61 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, (vi) 4,946,000 Ordinary Shares represented by 61 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering, (vii) 6,186,000 Ordinary Shares represented by 77 ADSs issuable upon exercise of Note Exchange Warrants issued in connection with the Exchange in December 2025, and (viii) 6,186,000 Ordinary Shares represented by 77 ADSs issuable upon exercise of Pre-Funded Warrants issued in connection with the Exchange in December 2025.

(24)	Includes (i) 22,500,000 Ordinary Shares represented by 281 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025, and (ii) 90,774,000 Ordinary Shares represented by 1,134 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025.

(25)	Includes (i) 11,250,000 Ordinary Shares represented by 140 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025, and (ii) 45,388,000 Ordinary Shares represented by 567 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025.

(26)	Includes (i) 5,626,000 Ordinary Shares represented by 70 ADSs issuable upon exercise of Placement Agent Warrants issued in October 2025, and (ii) 22,694,000 Ordinary Shares represented by 283 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025.

(27)	Includes 1,802,728,000 Ordinary Shares represented by 22,534 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering.

(28)	Includes 772,598,000 Ordinary Shares represented by 9,657 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC, or Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal is 245 Palm Trail, Delray Beach FL 33483.

(29)	Includes (i) 49,490,000 Ordinary Shares represented by 618 ADSs issuable upon exercise of Series G Warrants issued in the December 2025 Offering, and (iii) 49,490,000 Ordinary Shares represented by 618 ADSs issuable upon exercise of Pre-Funded Warrants issued in the December 2025 Offering.

(30)	Includes 22,692,000 Ordinary Shares represented by 283 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025.

(31)	Includes 13,616,000 Ordinary Shares represented by 170 ADSs issuable upon exercise of Placement Agent Warrants issued in December 2025.

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Description of SECURITIES

General

Our securities include (a) our Ordinary Shares, par value $0.000000005 per share, and (b) our ADSs, each representing 80,000 Ordinary Shares. Our Ordinary Shares are registered under the Exchange Act not for trading, but only in connection with the listing of the ADSs on the Nasdaq Capital Market.

Our ADSs are listed on the Nasdaq Capital Market under the trading symbol “AKTX.”

ADSs and Ordinary Shares

For a description of the ADSs and the Ordinary Shares underlying the ADSs, and of the provisions of our articles of association, please see Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 30, 2026, which is incorporated by reference herein.

Stock Exchange Listing

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015.

ADS Depositary

Deutsche Bank Trust Company Americas, as our depositary, registers and delivers the ADSs. Each ADS represents ownership of 80,000 Ordinary Shares deposited with Deutsche Bank AG, London Branch with its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K., as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property, which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

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Description of American Depositary Shares

Stock Exchange Listing

Our ADSs have been listed on the Nasdaq Capital Market under the symbol “AKTX” since September 21, 2015.

American Depositary Shares

Deutsche Bank Trust Company Americas, as our depositary, registers and delivers the ADSs. Each ADS represents ownership of 80,000 Ordinary Shares deposited with Deutsche Bank AG, London Branch with its principal office at Winchester House, 1 Great Winchester Street, London EC2N 2DB, U.K., as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property, which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the depositary is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System (“DRS”), is a system administered by DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as shareholders and accordingly, ADS holders, do not have shareholder rights. English law governs shareholder rights. The depositary or its custodian is the holder of the Ordinary Shares underlying the ADSs. A holder of ADSs only has ADS holder rights. A deposit agreement among us, the depositary and the ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.

Holding the ADSs

Each holder of ADSs may hold their ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in the name of the holder, or (b) by holding ADSs in the DRS, or (2) indirectly through each holder’s broker or other financial institution. If one holds ADSs directly, then they are an ADS holder. The description set forth herein assumes that each holder holds their ADSs directly. If a holder holds the ADSs indirectly, they must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described in this section. Each holder of ADSs should consult with their broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. The holder of ADSs receives these distributions in proportion to the number of Ordinary Shares their ADSs represent as of the record date (which will be as close as practicable to the record date for our Ordinary Shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary converts any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. The depositary holds the foreign currency it cannot convert for the account of the ADS holders who have not been paid. The depositary does not invest the foreign currency and is not liable for any interest.

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●	Shares. The depositary may distribute additional ADSs representing any Ordinary Shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary only distributes whole ADSs. It will try to sell Ordinary Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses in connection with that distribution.

●	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to ADS holders, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice: it may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash; or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

●	Rights to Purchase Additional Shares. If we offer holders of our Ordinary Shares any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice as described in the deposit agreement of such distribution by us, make these rights available to ADS holders. We must first instruct the depositary to make such rights available to ADS holders and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary allows rights that are not distributed or sold to lapse. In that case, ADS holders receive no value for them. If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on ADS holders’ behalf. The depositary will then deposit the shares and deliver ADSs to ADS holders. The depositary only exercises rights if ADS holders pay it the exercise price and any other charges the rights require that ADS holders to pay. U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

●	Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to ADS holders, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Ordinary Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Ordinary Shares in the same way as it does in a share distribution. The depositary is not obligated to make available to ADS holders a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that ADS holders may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

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Deposit, Withdrawal and Cancellation

The depositary will deliver ADSs if an ADS holder or its broker deposits Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names the ADS holder requests and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

The depositary may refuse to accept for surrender ADSs only in the case of (i) temporary delays caused by closing our transfer books or those of the depositary or the deposit of our Ordinary Shares in connection with voting at a shareholders’ meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any laws or governmental regulations relating to depositary receipts or to the withdrawal of deposited securities. Subject thereto, in the case of surrender of a number of ADSs representing other than a whole number of our Ordinary Shares, the depositary will cause ownership of the appropriate whole number of our Ordinary Shares to be delivered in accordance with the terms of the deposit agreement and will, at the discretion of the depositary, either (i) issue and deliver to the person surrendering such ADSs a new ADS representing any remaining fractional ordinary share or (ii) sell or cause to be sold the fractional Ordinary Shares represented by the ADSs surrendered and remit the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the person surrendering the ADS.

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

As an ADS holder, you may instruct the depositary how to vote the deposited shares your ADSs represent. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the Ordinary Shares or other deposited securities underlying your ADSs as you direct.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Ordinary Shares underlying your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out your voting instructions or for the manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we are required to give the depositary 30 days’ advance notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date, and the depositary will mail you a notice.

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Fees and Expenses

As a holder of ADSs, you will be required to pay the following fees to the depositary under the terms of the deposit agreement:

Service:	Fee:
Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	Up to $0.05 per ADS issued

Cancellation of ADSs, including in the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled

Distribution of cash dividends or other cash distributions	Up to $0.02 per ADS held

Distribution of ADSs pursuant to share dividends, free share distributions or exercise of rights	Up to $0.05 per ADS held

Operation and maintenance costs in administering the ADSs	An annual fee of $0.02 per ADS held

Inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for England and Wales	An annual fee of $0.01 per ADS held (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions)

Payment of Taxes

As an ADS holder, you will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Amendment and Termination

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until thirty (30) days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by virtue of continuing to hold your ADSs, to have agreed to the amendment and to be bound by the ADRs and the deposit agreement as amended.

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

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After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Ordinary Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond our control as set forth in the deposit agreement;

●	are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

●	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf, as an ADS holder, or on behalf of any other party;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information;

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

●	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, as an ADS holder, or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of ADSs, Ordinary Shares or deposited securities.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

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Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of Ordinary Shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

●	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our Ordinary Shares;

●	when you owe money to pay fees, taxes and similar charges; or

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System (“Profile”) will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on, and compliance with, instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying Ordinary Shares. This is called a pre-release of the ADSs. The depositary may also deliver Ordinary Shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary. The depositary may receive ADSs instead of Ordinary Shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the Ordinary Shares or ADSs to be deposited, (b) assigns all beneficial rights, title and interest in such Ordinary Shares or ADSs to the depositary for the benefit of the owners, (c) will not take any action with respect to such Ordinary Shares or ADSs that is inconsistent with the transfer of beneficial ownership, (d) indicates the depositary as owner of such Ordinary Shares or ADSs in its records, and (e) unconditionally guarantees to deliver such Ordinary Shares or ADSs to the depositary or the custodian, as the case may be; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary, in its sole discretion, may disregard the limit from time to time, if it thinks it is appropriate to do so, including (1) due to a decrease in the aggregate number of ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (2) where otherwise required by market conditions. The depositary may also set limits with respect to the number of ADSs and shares involved in pre-release transactions with any one person on a case-by-case basis as it deems appropriate.

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PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling Ordinary Shares represented by ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Ordinary Shares represented by ADSs for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Ordinary Shares represented by ADSs or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares represented by ADSs in the course of hedging in positions they assume. The selling stockholders may also sell Ordinary Shares represented by ADSs short and deliver Ordinary Shares represented by ADSs covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Ordinary Shares represented by ADSs to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the ADSs or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares represented by ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Ordinary Shares represented by ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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The selling stockholders and any broker-dealer participating in the distribution of the Ordinary Shares represented by ADSs may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares represented by ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares represented by ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states Ordinary Shares represented by ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states Ordinary Shares represented by ADSs may not be sold unless such Ordinary Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholders will sell any or all of the Ordinary Shares represented by ADSs registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares represented by ADSs by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares represented by ADSs to engage in market-making activities with respect to the Ordinary Shares represented by ADSs. All of the foregoing may affect the marketability of the Ordinary Shares represented by ADSs and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares represented by ADSs.

We will pay all expenses of the registration of the Ordinary Shares represented by ADSs, estimated to be $65,336.26 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.

Our ADSs are currently listed on The Nasdaq Capital Market under the symbol “AKTX”.

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LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Greenberg Traurig, LLP, London, England.

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EXPERTS

The consolidated financial statements of Akari Therapeutics, Plc as of December 31, 2025 and 2024 and for the years then ended incorporated by reference in this Prospectus and Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The Registration Statement, including the exhibits, can be read at the SEC website referred to below under “Where You Can Find More Information.” The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 30, 2026;

●	our Current Reports on Form 8-K, filed with the SEC March 2, 2026 and March 17, 2026 (with respect to Item 3.03 only); and

●	the description of our Ordinary Shares contained in Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, and any amendment or report filed with the SEC for the purposes of updating the description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02, 7.01 or 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Akari Therapeutics, Plc, 401 East Jackson Street, Suite 3300, Tampa, FL 33602, Attention: Abizer Gaslightwala.

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ENFORCEMENT OF FOREIGN JUDGMENTS

We are incorporated under the laws of England and Wales. Several of our directors and officers reside outside the United States, and a portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may be difficult for you to serve legal process on us or certain of our directors and executive officers or have any of them appear in a U.S. court.

It may be difficult for U.S. investors to bring and/or effectively enforce suits against our company in England. Although English courts do recognize U.S. judgments unless there is an overriding jurisdictional or public policy reason not to do so, if a judgment is obtained in the U.S. courts based on the civil liability provisions of U.S. federal securities laws against us, difficulties may arise in enforcing the judgment against us in the English courts. The enforceability of any U.S. judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. It may similarly be difficult for U.S. investors to bring an original action in the English courts to enforce liabilities based on U.S. federal securities laws.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements, or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement, or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov.

Our website address is www.akaritx.com. The information contained on, or accessible through, our website is not incorporated into this prospectus and does not form a part hereof (other than those filings with the SEC that we specifically incorporate by reference into the prospectus or any supplement to this prospectus).

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Akari Therapeutics, PLC

867,023 American Depositary Shares Representing 69,361,812,000 Ordinary Shares

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.

Item	Amount to be paid
SEC registration fee	$1,336.26
Accounting fees and expenses	$15,000
Legal fees and expenses	$25,000
Miscellaneous fees and expenses	$5,000
Total	$46,336.26

Item 14.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the Companies Act, every director or other officer (excluding an auditor) of the Registrant may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses or liabilities incurred by him in performing his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office.

The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15.	Recent Sales of Unregistered Securities.

Within the past three years, we sold the securities described below, which were not registered under the Securities Act, pursuant to the exemption provided by Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder.

September 2023 Private Placement

On October 6, 2023, we closed a private placement (the “September 2023 Private Placement”) with certain investors, including Dr. Ray Prudo, our director and former Chairman, and Ms. Rachelle Jacques, our former President and CEO, issuing an aggregate of 551,816 American Depositary Shares (“ADSs”), each representing 2,000 ordinary shares, at $3.30 per ADS, and pre-funded warrants to purchase up to 48,387 ADSs at a purchase price per Pre-Funded Warrant of $3.10, for aggregate gross proceeds of approximately $2.0 million. The pre-funded warrants are exercisable at an exercise price of $0.20 per ADS and will not expire until exercised in full. In connection with this offering, we agreed to issue to Paulson Investment Company, LLC (“Paulson”), as placement agent for the September 2023 Private Placement, warrants to purchase 42,550 ADSs at an exercise price of $4.13 per ADS (representing 125% of the price per ADS in the September 2023 Private Placement) and a term expiring on September 22, 2028. Net proceeds, after deducting placement agent fees and other expenses, were approximately $1.7 million.

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December 2023 Private Placement

In December 2023, we closed a private placement with certain investors, including Dr. Ray Prudo, our former Chairman, and Dr. Samir Patel, our director, issuing an aggregate of 947,868 ADSs at $2.11 per ADS, for aggregate gross proceeds of approximately $2.0 million. Net proceeds, after deducting placement agent fees and other expenses, were approximately $1.8 million.

November 2024 Private Placement

In November 2024, we closed a private placement (the “November 2024 Private Placement”) with certain investors, including Dr. Ray Prudo and Dr. Samir Patel, issuing an aggregate of 1,713,402 ADSs, and Series D Warrants (the “Series D Warrants”) to purchase up to 1,713,402 ADSs, at a per unit price of $2.26 for aggregate gross proceeds of $3.2 million. The Series D Warrants are exercisable immediately, have terms ranging from December 2, 2027 to June 2, 2028, and include cashless exercise provisions in limited circumstances.

We incurred a total of $204,000 in placement agent fees with Paulson, and in April 2025, issued 408,000,000 ordinary shares to Paulson in lieu of $204,000 in cash payment. Net proceeds, after deducting placement agent fees and other expenses, were approximately $2.8 million.

March 2025 Private Placement

On March 2, 2025, we entered into a securities purchase agreement (the “March 2025 Purchase Agreement”) for a private placement (the “March 2025 Offering”), pursuant to which we issued an aggregate of (i) 4,942,626 ADSs, (ii) 1,650,000 pre-funded warrants (iii) 8,340,436 Series A Warrants and (iv) 6,637,626 Series B Warrants. The initial closing took place on March 6, 2025, and the final closing took place on April 25, 2025.

The net proceeds from the March 2025 Offering, after deducting placement agent fees and other offering expenses payable by us, were approximately $5.6 million.

August 2025 Note Offering

On August 7, 2025, we entered into Note Purchase Agreements with certain investors, including the Company’s directors (the “Note Investors”), in a private placement offering (the “Note Offering”). Pursuant to these agreements, the Note Investors agreed to purchase, and we agreed to issue unsecured promissory notes with a 20% original issuance discount (each a “Note” and together, the “Notes”). In connection with the Note Offering, we agreed to extend the expiration date of Series A Warrants by 48 months from their original date of expiration through Warrant Amendment Agreements.

On August 15, 2025 and August 18, 2025 (the “Closing Dates”), we completed the first tranche of closings for the Note Offering, issuing Notes with an aggregate purchase price of $2,261,000 and an aggregate principal amount of $2,826,250, which includes a note exchange with the Company’s Chairman, Dr. Hoyoung Huh, as outlined below. The Notes mature 12 months from their respective Closing Dates, at which time the principal amount becomes due and payable. On the Closing Dates, we also entered into the Warrant Amendment Agreements with certain Note Investors, extending the expiration date of Series A Warrants to purchase an aggregate of 1,973,211 ADSs.

As part of the first tranche, Dr. Hoyoung Huh, the Company’s Chairman, purchased a Note with a principal amount of $1,250,000 for a purchase price of $1,000,000. The purchase price was satisfied through a cash payment of $162,567 and the cancellation of $837,433 in outstanding principal and accrued interest under a senior secured promissory note previously issued to him by our wholly owned subsidiary, Peak Bio Inc., in January 2024 (the “Peak Bio Note”). On August 7, 2025, we entered into a Loan Cancellation and Exchange Agreement, whereby the Peak Bio Note was cancelled and extinguished to partially satisfy the purchase price of the Note purchased by Dr. Huh.

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We agreed to pay a 5% advisory fee in cash on the total gross cash proceeds of approximately $1.4 million to the placement agent in connection with the Notes issued and sold on the Closing Dates.

In December 2025, approximately $4 million principal amount of the Notes were exchanged for (i) pre-funded warrants to purchase up to an aggregate of 9,502,703 ADSs and (ii) note exchange warrants to purchase up to an aggregate of 9,502,703 ADSs.

October 2025 Offering

On October 14, 2025, we entered into the March 2025 Purchase Agreement, pursuant to which we sold an aggregate of (i) 3,125,000 ADSs, (ii) 3,125,000 Series E Warrants to purchase up to 3,125,000 ADS and (iii) 3,125,000 Series F Warrants to purchase up to 3,125,000 ADS. The initial closing took place on October 16, 2025. In connection with the October 2025 Offering, we agreed to issue to Ladenburg Thalmann & Co. Inc., as the placement agent for the October 2025 Offering, warrants to purchase up to 125,000 ADSs at an exercise price of $1.00 per ADS and a term expiring on October 14, 2030.

The aggregate gross proceeds from the October 2025 Offering were approximately $2.5 million, excluding any proceeds from any future exercises of the Series E Warrants and Series F Warrants.

December 2025 Offering

On December 16, 2025, we entered into a securities purchase agreement with certain institutional investors providing for the issuance and sale, in a registered direct offering (the “Registered Direct Offering”), of 10,043,774 ADSs. The ADSs have been offered and sold together with Series G Warrants to purchase up to an aggregate of 10,043,774 ADSs, which were issued in a concurrent private placement. The combined purchase price per ADS and accompanying Series G Warrant sold in the Registered Direct Offering is $0.3883.

In a concurrent private placement, pursuant to a securities purchase agreement dated as of December 16, 2025, the Company agreed to issue to certain directors and officers of the Company (i) unregistered Pre-Funded Warrants to purchase an aggregate of 2,563,713 ADSs at an exercise price per ADS of $0.00001, and (ii) accompanying Series G Warrants to purchase an aggregate of 2,563,713 ADSs, at a combined purchase price of $0.4041 per Pre-Funded Warrant and Series G Warrant.

The aggregate gross proceeds from the December 2025 Offering were approximately $5 million, excluding any proceeds from any future exercises of the Series G Warrants.

The securities described above were offered and sold pursuant to the exemption from the registration provided by Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in financial statements or the related notes.

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Exhibit Index

Exhibit No.	Description
3.1	Amended Articles of Association of Akari Therapeutics, Plc (incorporated by reference to the Exhibit 3.1 to Registrant’s Current Report on Form 6-K, as filed with the SEC on July 7, 2023).
4.1	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the exhibit 99.(A) previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).
4.2	Amendment to Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued thereunder (incorporated by reference to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form F-6 (No. 333-185197) filed on December 24, 2013).
4.3	Form of American Depositary Receipt; the Form is Exhibit A of Amendment No. 1 to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Registration Statement on Form F-6 (No. 333-185197) filed on November 30, 2012).
4.4	Form of Amendment No. 2 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).
4.5	Form of Amendment No. 3 to Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on August 17, 2023).
4.6	Form of American Depositary Receipt; the Form is Exhibit A of Amendment No. 2 to the Deposit Agreement (incorporated by reference to the exhibit previously filed with the Registrant’s Post-Effective Amendment on Registration Statement Form F-6 (File No. 333-185197) filed on September 9, 2015).
5.1+	Opinion of Greenberg Traurig, LLP (UK) as to the legality of the ADSs being registered.
10.1	Form of RDO Purchase Agreement (incorporated by reference to Exhibit 10.1 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.2	Form of PIPE Purchase Agreement (incorporated by reference to Exhibit 10.2 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.3	Form of Placement Agent Agreement (incorporated by reference to Exhibit 10.3 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.4	Form of Series G Warrant (incorporated by reference to Exhibit 10.4 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.5 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 10.6 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.7	Form of Exchange Agreement (incorporated by reference to Exhibit 10.7 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
10.8	Form of Note Exchange Warrant (incorporated by reference to Exhibit 10.8 to of the Company’s Current Report on Form 8-K filed with the SEC on December 17, 2025)
23.1*	Consent of BDO USA, P.C., independent registered public accounting firm
23.2+	Consent of Greenberg Traurig, LLP (UK) (included in Exhibit 5.1)
24.1+	Power of Attorney (included in signature page)
107+	Filing Fee Table

* Filed herewith.

+ Previously filed.

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Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, State of Massachusetts on this 10 day of April, 2026.

AKARI THERAPEUTICS, PLC

By:	/s/ Abizer Gaslightwala
Name:	Abizer Gaslightwala
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

*	President, Chief Executive Officer and Director	April 10, 2026
Abizer Gaslightwala	(principal executive officer)

*	Interim Chief Financial Officer	April 10, 2026
Kameel Farag	(principal financial and accounting officer)

*	Chairman	April 10, 2026
Hoyoung Huh, M.D., Ph.D.

*	Director	April 10, 2026
Ray Prudo, M.D.

*	Director	April 10, 2026
Samir R. Patel, M.D.

*	Director	April 10, 2026
James Neal

*	Director	April 10, 2026
Sandip I. Patel

*	Director	April 10, 2026
Robert Bazemore

*By:	/s/ Abizer Gaslightwala
Abizer Gaslightwala
Attorney-in-Fact

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